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                                                                   EXHIBIT 5(a)

                     [Letterhead of Delta Air Lines, Inc.]



Delta Air Lines, Inc.
Hartsfield Atlanta International Airport                     Tel (404) 715-2387
Atlanta, Georgia  30320                                      Fax (404) 715-2233

                                                                  July 16, 2001

Re:             Registration of Pass Through Certificates

Ladies and Gentlemen:

                This opinion is delivered to you in connection with the filing by Delta Air Lines, Inc., a Delaware corporation (the "Company"), of its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, which Registration Statement, together with the previous registration statement (File No. 333-30974) previously filed by the Company, relates to up to $2,546,381,000 in aggregate principal amount of Pass Through Certificates of the Company (the "Certificates"). The Certificates will be issued pursuant to the terms of the Pass Through Trust Agreement to be entered into between the Company and the applicable Pass Through Trustee (the
"Pass Through Trustee"), a form of which has been incorporated by reference as an exhibit to the Registration Statement (the "Pass Through Agreement"), as supplemented by a separate Series Supplement for each series of Certificates (each, a "Series Supplement").

                In connection with the opinions expressed below, I or counsel under my general supervision have examined and relied upon the accuracy of originals or copies, certified or otherwise identified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other papers as deemed necessary or advisable as a basis for such opinion. In all such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate.

                Based on the foregoing, I am of the opinion, that, assuming
(i) the due authorization, execution and delivery of the Pass Through Agreement and each applicable Series Supplement by each of the parties thereto (other than Delta), (ii) that the Pass Through Agreement and each applicable Series Supplement have not been terminated, varied, transferred or assigned and
(iii) the due authorization, execution, issue, delivery and authentication by the Pass Through Trustee of the Certificates to be issued under the Pass Through Agreement and each applicable Series Supplement, in each case in accordance with the terms of such Pass Through Agreement and each such Series
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Delta Air Lines, Inc.
July 16, 2001
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Supplement, (A) the Pass Through Agreement constitutes, and each applicable
Series Supplement, when duly executed and delivered, will constitute a valid and binding agreement of each of the parties thereto, and (B) the Certificates, when duly executed, delivered and authenticated by the Pass Through Trustee in accordance with the terms of the Pass Through Agreement and each applicable Series Supplement and sold in accordance with the related purchase agreement or underwriting agreement between the Company and the purchasers or underwriters, as the case may be, named therein, will be validly issued, will constitute valid and binding obligations of the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and each applicable Series Supplement in accordance with their terms and the terms of the Pass Through Agreement and such Series Supplement.

                The foregoing opinions are subject, as to enforcement, to the effect of (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, (2) general principles of equity (whether applied by a court of law or equity), and
(3) requirements that a claim with respect to any Certificates denominated other than in United States dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

                I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of the Certificates" in the prospectus relating to the Certificates that constitutes a part of the Registration Statement.

                                       Sincerely,

                                       /s/ ROBERT S. HARKEY
                                       -------------------------------------
                                       Robert S. Harkey
                                       Senior Vice President-General Counsel
                                         and Secretary